Exhibit 99

			Joint Filer Information

Name:				Calamos Advisors LLC

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:		John P. Calamos, Sr.

Issuer & Ticker Symbol:		Calamos Dynamic Convertible
				and Income Fund (CCD)

Relationship to Issuer:		Investment Advisor

Date of Event
Requiring Statement:		2/18/2016

Signature:			By: /s/ Christopher Russell